Exhibit 10.12

METAVANTE

EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE I

Introduction

Pursuant to a corporate separation transaction Marshall & Ilsley Corporation, a public company, has been succeeded by two separate unrelated public companies known, after the effective date of the separation transaction (the “Separation Date”), as Metavante Technologies, Inc. and Marshall & Ilsley Corporation. Prior to the separation transaction, Marshall & Ilsley Corporation had sponsored the Marshall & Ilsley Corporation Amended and Restated Executive Deferred Compensation Plan and the Marshall & Ilsley Corporation 2005 Executive Deferred Compensation Plan (the “Prior Plans”). Employees of Metavante Technologies, Inc. and its affiliates had been covered under the Prior Plans before the separation transaction.

Metavante Technologies, Inc. is establishing the Metavante Executive Deferred Compensation Plan as the successor to the Prior Plans with respect to employees of Metavante Technologies, Inc. and its affiliates effective as of the date of closing of the separation transaction described above. The obligation to pay the benefits of employees and former employees of Metavante Technologies, Inc. and its affiliates accrued under the Prior Plans has been transferred to this Plan effective as of the Separation Date. In addition, employee deferrals and employer contributions shall be credited for service rendered to Metavante Technologies, Inc. and its affiliates in accordance with the terms and provisions hereof.

This document is intended to comply with the provisions of Section 409A of the Internal Revenue Code and regulations thereunder and shall be interpreted accordingly. If any provision or term of this document would be prohibited by or inconsistent with the requirements of Section 409A of the Code, then such provision or term shall be deemed to be reformed to comply with Section 409A of the Code. This document describes how this Plan shall be administered for periods from and after the Separation Date. For periods after 2004 and prior to the Separation Date, the Prior Plans have been administered in good faith compliance with applicable provisions of Code Section 409A.

ARTICLE II

Definitions and Construction

As used herein, the following words shall have the following meanings:

2.01 Account. The account maintained for each Participant pursuant to Article V below. The Participant’s Account shall include such subaccounts as the Administrator deems necessary or desirable for purposes of implementing separate Distribution Elections for deferrals and contributions made in separate years and/or for purposes of implementing the Participant’s Investment Election or otherwise. Among the subaccounts in the Plan shall be the SERP Account described in Section 4.06 and the Participant’s Pre-2008 Account.

2.02 Administrator. The Committee.

2.03 Affiliate. Any corporation or other entity which directly or indirectly controls, is controlled by, or under common control with, the referenced entity. Control means the ability to elect a majority of the Board of Directors of the corporation or other entity or, if there is no Board of Directors, a majority of the body which governs the entity.

2.04 Base Salary. The Participant’s Base Salary (prior to deferral by the Participant under this Plan or any other employee benefit plan of the Employer or agreement with the Employer). Only Base Salary earned while an Employee is a Participant in the Plan shall be taken into account. The term “Base Salary” shall not include any short or long term bonus, incentive or award or amount payable under an equity incentive plan or severance or salary continuation payments or any other payment of compensation not denominated as base salary.

2.05 Beneficiaries. Those persons designated by a Participant to receive benefits hereunder or, failing such a designation, the spouse or, if none, the estate of a Participant.

2.06 Bonus. The Participant’s bonus earned by services performed over the period of not more than one Plan Year (prior to deferral by the Participant under this Plan or any other employee benefit plan of the Employer or agreement with the Employer). Only a Bonus earned while an Employee is a Participant in the Plan shall be taken into account. The term “Bonus” shall not include any long term incentive award or amount payable under an equity incentive plan or severance or salary continuation payments.

2.07 Change of Control. “Change of Control” shall have the same meaning as in the Metavante Corporation 2007 Equity Incentive Plan.

2.08 Code. The Internal Revenue Code of 1986, as amended.

2.09 Committee. The Compensation Committee of the Board of Directors of Metavante Technologies, Inc.

2.10 Common Stock. The common stock of Metavante Technologies, Inc.

2.11 Deferral Election. The election by a Participant, from time to time, to defer Base Salary and/or Bonus in accordance with the provisions of this Plan.

2.12 Distribution Date. In the case of a lump sum distribution, “Distribution Date” means February 15 following the year in which Separation from Service occurs or, if later, the first day of the seventh month following the date of Separation from Service. In the case of an installment distribution, “Distribution Date” means January 1 of the year following the year in which the Participant’s Separation from Service occurs, or, if later, the first day of the seventh month following the date of the Participant’s Separation from Service. Notwithstanding the foregoing, if the Participant has elected an In-Service Payment Date with respect to his Pre-2008 Account, if any, which is earlier than the date of the Participant’s Separation from Service, then the In-Service Payment Date shall be the Distribution Date with respect to his Pre-2008 Account, rather than the date specified in either of the preceding two sentences.

2.13 Distribution Election(s). The election(s) by a Participant to choose the method of distribution of his Account. As described in Section 7.02(b), a Participant may have multiple Distribution Elections in effect.

2.14 Disability. A Participant shall be considered to be suffering from a Disability if the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, either (i) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer or (ii) unable to engage in any substantial gainful activity.

2.15 Employee. An employee of the Employer.

2.16 Employer. Metavante Technologies, Inc. and each of its Affiliates; provided, however, that for purposes of the power to amend or terminate the Plan or take any other action under or with respect to the Plan, except for the payment of benefits, the term “Employer” shall refer only to Metavante Technologies, Inc.

2.17 Employment. Employment with the Employer.

2.18 Fair Market Value. The closing sale price of the Common Stock on the New York Stock Exchange as reported in the Midwest Edition of the Wall Street Journal for the applicable date; provided that, if no sales of Common Stock were made on said exchange on that date, “Fair Market Value” shall mean the closing sale price of the Common Stock as reported for the next succeeding day on which sales of Common Stock are made on said exchange, or, failing any such sales, such other market price as the Committee may determine in conformity with pertinent law.

2.19 In-Service Payment Date. The date, if any, specified by the Participant pursuant to Section 7.03 as the date upon which distribution of his Pre-2008 Account shall begin. An In-Service Payment Date must be the first day of a month, may be no earlier than December 1, 2008 and shall only apply to a Participant’s Pre-2008 Account.

2.20 Investment Election. The form filed by the Participant from time to time which designates the Participant’s investment choices.

2.21 Participant. An employee who is a key management or highly compensated Employee eligible to participate in the Plan for a Plan Year under Section 3.01 (such person shall be known as an “Active Participant” for such Plan Year) and any person who previously participated in the Plan or one or both of the Prior Plans and is entitled to benefits.

2.22 Plan. The Metavante Executive Deferred Compensation Plan set forth herein and as amended from time to time.

2.23 Plan Year. The Employer’s fiscal year which is the calendar year.

2.24 Pre-2008 Account. The subaccount in the Plan representing the deferrals and Employer contributions made for the Participant under the Prior Plans and this Plan for services performed in periods prior to 2008, as well as any earnings thereon.

2.25 Separation from Service. “Separation from Service” shall have the meaning set forth in IRS Regulation Section 1.409A-1, the requirements of which are summarized in part as follows:

(a) In General. The Participant shall have a Separation from Service with the Employer if the Participant dies, retires, or otherwise has a termination of employment with the Employer. However, for purposes of this Section 2.25, the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Employer under an applicable statute or by contract. For purposes of this paragraph (a) of this Section 2.25, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period.

(b) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or, the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. The Participant is presumed to have Separated from Service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the Employee during the immediately preceding 36-month period. The Participant will be presumed not to have Separated from Service where the level of bona fide services performed continues at a level that is 50 percent or more of the average level of service performed by the Participant during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the Employer and the Participant reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or the full period of services to the Employer if the Participant has been providing services to the Employer less than 36 months (or that the level of bona fide services would not be so reduced). For example, the Participant may demonstrate that the Employer and the Participant reasonably anticipated that the Participant would cease providing services, but that, after the original cessation of services, business circumstances such as termination of the Participant’s replacement caused the Participant to return to employment. Although the Participant’s return to employment may cause the Participant to be presumed to have continued in employment because the Participant is providing services at a rate equal to the rate at which the Participant was providing services before the termination of employment, the facts and circumstances in this case would demonstrate that at the time the Participant originally ceased to provide services, the Employer reasonably anticipated that the Participant would not provide services in the future. For purposes of this paragraph (b), for periods during which the Participant is on a paid bona fide leave of absence (as defined in paragraph (a) of this Section 2.25) and has not otherwise terminated employment pursuant to paragraph (a) of this Section 2.25, the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which the Participant is on an unpaid bona fide leave of absence (as defined in paragraph (a) of this Section 2.25) and has not otherwise terminated employment pursuant to paragraph (a) of this Section 2.25, are disregarded for purposes of this paragraph (b) of this Section 2.25 (including for purposes of determining the applicable 36-month (or shorter) period).

(c) Asset Purchase Transactions. Where as part of a sale or other disposition of assets by the Employer as seller to an unrelated service recipient (buyer), a Participant of the Employer would otherwise experience a Separation from Service with the Employer, the Employer and the buyer may retain the discretion to specify, and may specify, whether a Participant providing services to the Employer immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction has experienced a Separation from Service, provided that the asset purchase transaction results from bona fide, arm’s length negotiations, all service providers providing services to the Employer immediately before the asset purchase transaction and providing services to the buyer after and in connection with the asset purchase transaction are treated consistently (regardless of position at the Employer) for purposes of applying the provisions of any nonqualified deferred compensation plan, and such treatment is specified in writing no later than the closing date of the asset purchase transaction. For purposes of this paragraph (c), references to a sale or other disposition of assets, or an asset purchase transaction, refer only to a transfer of substantial assets, such as a plant or division or substantially all the assets of a trade or business.

(d) Dual Status. If a Participant provides services both as an employee of the Employer and as an independent contractor of the Employer, the Participant must separate from service both as an employee and as an independent contractor to be treated as having Separated from Service. If a Participant ceases providing services as an independent contractor and begins providing services as an employee, or ceases providing services as an employee and begins providing services as an independent contractor, the Participant will not be considered to have a Separation from Service until the Participant has ceased providing services in both capacities. Notwithstanding the foregoing, if a Participant provides services both as an employee of the Employer and a member of the board of directors of the Employer, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of this Plan unless this Plan is aggregated with any plan in which the Participant participates as a director under IRS Regulation Section 1.409A-1(c)(2)(ii).

2.26 Vesting Service. As to each Participant, the period during which he has been employed by the Employer, including such period of time that he was employed by a predecessor in interest to the Employer, which is credited under the Employer’s tax qualified retirement plan.

2.27 Unforeseeable Emergency. A severe financial hardship to a Participant resulting from an illness or accident of the Participant or the Participant’s spouse or dependent (as defined in Section 152(a) of the Code, without regard to Section 151 (b)(1), (b)(2) and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction from the Participant’s primary residence may constitute an Unforeseeable Emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for funeral expenses of a spouse or a dependent (as defined in Code Section 152(a), without regard to Section 151 (b)(1),(b)(2) and (d)(1)(B)) may also constitute an Unforeseeable Emergency. Except as otherwise provided above, the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies. Whether a Participant is faced with an Unforeseeable Emergency is to be determined based on the relevant facts and circumstances of each case.

ARTICLE III

Eligibility

3.01 Conditions of Eligibility. Within a reasonable period of time prior to the beginning of a Plan Year or at any time during a Plan Year, the Administrator shall specify the senior management and highly compensated Employees eligible to participate herein as Group A Participants or Group B Participants. An Employee designated as a Group A Participant for a Plan Year shall remain a Group A Participant until the Employee’s Separation from Service or, if earlier, until the Administrator takes action to terminate such Employee’s Group A participation effective on the first day of any Plan Year subsequent to the date of such action by the Administrator. Each person designated as a Group A Participant for a Plan Year shall be an Active Participant for that Plan Year for all purposes of the Plan, including Section 4.06. In addition, each Employee who is designated as a Group B Participant who is prevented from receiving a contribution under the Employer’s tax qualified retirement plan during a Plan Year because of the limitations of Sections 401(a)(17) and/or 415 of the Code for any Plan Year shall be an Active Participant only for purposes of the second sentence of Section 4.06.

ARTICLE IV

Deferrals and Other Contributions

4.01 Deferral Elections.

(a) Salary Payments. A Group A Participant may elect to defer up to 80% of his Base Salary for services performed during a Plan Year by completing and filing such forms as required by the Employer prior to the first day of the Plan Year. A Participant may elect that his deferrals shall be taken either at a uniform percentage rate or in a uniform dollar amount from each of his Base Salary payments during the Plan Year. Base Salary deferred shall be retained by the Employer, credited to the Participant’s Account pursuant to Section 5.01 and paid in accordance with the terms and conditions of the Plan. An Employee who is not already a Group B Participant and is not already eligible to participate in any other nonqualified deferred compensation plan of the account balance type who becomes a Group A Participant for the first time during a Plan Year (for example, an Employee designated to be a Group A Participant by the Administrator upon hire or promotion) may within 30 days after the effective date of participation make an election to defer a uniform percentage or uniform dollar amount of Base Salary to be paid to him for services to be performed subsequent to the deferral election (not to exceed 80% of such payments).

(b) Bonus Payments. A Group A Participant may elect to defer a specified percentage or specified dollar amount of his Bonus payments made to him for a Bonus earned for services performed during a Plan Year (not to exceed 100% of such payments) by completing and filing such forms as required by the Employer. To be effective, the deferral election must be filed prior to the beginning of the Plan Year in which are performed the services for which such Bonus is payable. An Employee who is not already a Group B Participant and is not already eligible to participate in any other nonqualified deferred compensation plan sponsored by the Employer of the account balance type who becomes a Group A Participant for the first time during a Plan Year (for example, an Employee designated to be a Participant by the Administrator upon hire or promotion) may, within 30 days after the effective date of participation, make an election to defer a specified percentage or specified dollar amount of any Bonus payment for which the service period has already begun and, in such event, the election shall apply to the portion of Bonus compensation equal to the total Bonus compensation to be paid to the Participant with respect to services performed in the Plan Year multiplied by a fraction of which the numerator is the number of days remaining in the Plan Year and the denominator is the total number of days in the Plan Year.

4.02 Continued Effect of Elections.

(a) Salary Payments. A Group A Participant’s deferral election with respect to a Plan Year under Section 4.01(a) shall be irrevocable after the last date upon which it may be filed pursuant to Section 4.01(a) and shall continue in effect each subsequent Plan Year until prospectively revoked or amended in writing. For a revocation or amendment to be effective with respect to salary payments during a Plan Year, it must be filed by the last date for which an effective deferral election is permitted to be filed with respect to those salary payments under Section 4.01(a).

(b) Bonus Payments. A Group A Participant’s deferral election under Section 4.01(b) with respect to a Bonus shall be irrevocable after the last date upon which it may be filed pursuant to Section 4.01(b) and shall continue in effect with respect to bonuses earned in subsequent Plan Years until prospectively revoked or amended in writing. For a revocation or amendment to be effective for any Bonus payment, it must be filed by the last date for which an effective deferral election is permitted to be filed with respect to that Bonus payment under Section 4.01(b).

4.03 Prior Deferral Elections. Any deferral election made prior to calendar year 2007 in effect under the M & I 2005 Executive Deferral Compensation Plan shall be treated as a deferral election described in Section 4.01(a) and/or Section 4.01(b), as the case may be, and shall continue in effect until modified as described in Section 4.02 above.

4.04 Unforeseeable Emergency. In the event that a Participant makes application for a hardship distribution under Section 7.05 and the Administrator determines that an Unforeseeable Emergency exists, all deferral elections otherwise in effect under this Article IV and any other nonqualified deferred compensation plan of the account balance type sponsored by the Employer shall immediately terminate upon such determination. To resume deferrals thereafter, a Participant must make an election satisfying the provisions of Section 4.01(a) and/or (b), as the case may be, as those provisions apply to someone who is already a Group A Participant in the Plan.

4.05 401(k) Hardship. Any deferral elections in effect under this Article IV shall be cancelled as required due to a hardship distribution described in IRS Regulation Section 1.401(k)-1(d)(3) or any successor thereto. To resume deferrals after the required suspension period, a Participant must make an election satisfying the provisions of Section 4.01(a) and/or (b), as the case may be, as those provisions apply to someone who is already an Active Participant in the Plan.

4.06 Other Contributions. In the event that deferrals made by a Participant pursuant to this Plan cause a reduction in the contributions by the Employer for the benefit of that Participant to any other qualified or nonqualified retirement plan maintained by the Employer, and such reduction is not contributed or credited to any other nonqualified retirement plan, the Employer shall credit to the Participant’s account under this Plan an amount equal to such net reductions in benefits. If, as a result of limitations contained in Sections 401(a)(17) and/or 415 of the Code, or as a result of amounts deferred under the Plan, the contributions made to the profit sharing and/or matching contribution component of the tax-qualified retirement plan of the Employer on behalf of a Participant are reduced, the Employer shall credit an amount equal to such reduction to a separate subaccount (the “SERP Account”) within the Account established for such person. To the extent that the contributions described in this Section 4.06 were not made to the Marshall & Ilsley Corporation 2005 Executive Deferred Compensation Plan for the period beginning January 1, 2007 and ending immediately prior to the Separation Date, contributions for that period shall be made by the Employer under this Section 4.06 as well as for periods beginning from and after the Separation Date.

ARTICLE V

Accounts and Sub-Accounts

5.01 Credits to Account. Bookkeeping amounts equal to the amounts deferred by a Participant pursuant to Article IV (or contributed by the Employer pursuant to Section 4.06) shall, subject to Section 5.02(b)(vii), be credited to the Participant’s Account as soon as practicable after the deferred compensation would otherwise have been paid to such Participant in the absence of deferral (or, in the case of the contributions pursuant to Section 4.06, after the qualified plan contributions they replace would have been made).

5.02 Valuation of Account.

(a) The Participant’s Account shall be credited or charged with deemed earnings or losses as if it were invested in accordance with paragraph (b) below.

(b) (i) The investment options available hereunder for the deemed investment of the Account shall be the Common Stock option and the other options specified in Section 5.03. However, in no event shall the Employer be required to make any such investment in the Common Stock option or any other investment option and, to the extent such investments are made, such investments shall remain an asset of the Employer subject to the claims of its general creditors.

(ii) On the date deferrals and contributions are credited to the Participant’s Account under Section 5.01, such amounts shall be deemed to be invested in one or more of the investment options designated by the Participant for such deemed investment pursuant to Section 5.03. Once made, the Participant’s investment designation shall continue in effect for existing Account balances and all future deferrals and contributions until changed by the Participant. Any such change may be prospectively elected by the Participant at the times established by the Administrator, which shall be no less frequently than semi-annually, and shall be effective only from and after the effective date of such change. Until such time as the Administrator takes action to the contrary, such changes may be elected at the times specified in Section 5.03.

(iii) A Participant’s balance in the Common Stock option shall be determined as though deferrals and contributions credited to the Participant’s Account allocated to that option are invested in Common Stock by purchase at the Fair Market Value price of such stock on the date the amounts are credited to the Participant’s Account.

(iv) The portion of a Participant’s Account invested in the Common Stock option shall be called the Metavante Stock Portion. The remaining portion of the Participant’s Account is herein referred to as the General Investment Portion.

(v) The value of the Metavante Stock Portion on any particular date will be based upon the value of the shares of Common Stock which such Portion is deemed to hold on that date. Subject to subparagraph (vii) below, the shares of such stock deemed to be held in such Portion shall be credited with dividends at the time they are credited with respect to actual shares of Common Stock and such dividends shall be deemed to be used to purchase additional shares of Common Stock on the day following the crediting of such dividends at the then Fair Market Value price of such stock. Subject to subparagraph (vii) below, the Metavante Stock Portion shall also be credited from time to time with additional shares of Common Stock equal in number to the number of shares granted in any stock dividend or split to which the holder of a like number of shares of Common Stock would be entitled. All other distributions with respect to shares of Common Stock shall be similarly applied.

(vi) The valuation of the funds held in the General Investment Portion shall be accomplished in the same manner as though the deemed investments in such funds had actually been made and are valued at their fair market value price on valuation dates hereunder.

(vii) A Participant’s Account shall be valued as of December 31 each year and at such other times established by the Administrator, which shall be no less frequently than quarterly. Until such time as the Administrator takes action to the contrary, such valuation shall be quarterly. The Employer shall increase the Account of each Participant by (A) the amount, if any, of deferrals and contributions credited pursuant to Section 5.01 during any calendar quarter, and (B) any investment income or gains and decrease each Participant’s Account by (A) any withdrawals or distributions from the Account during any calendar quarter and (B) any investment losses resulting as if the Account were invested pursuant to the timely-filed Investment Election in effect for such calendar quarter. For purposes of computing the investment return on the Account for any quarter, the principal balance as of the first day of the relevant quarter shall equal the balance as of the end of the preceding quarter, increased by 50% of the amounts, if any, of deferrals and contributions credited to the Account during the quarter pursuant to Section 5.01 hereof and decreased by any distributions made to the Participant or his Beneficiaries from the Account during the quarter.

(viii) All elections and designations under this Section 5.02 shall be made in accordance with procedures prescribed by the Administrator.

(ix) Notwithstanding any other provision of this Section 5.02 to the contrary, a Participant may not make any election or transaction in Common Stock at a time when (A) the Participant is in possession of any material non-public information or at a time not permitted under the Employer’s policy on insider trading or (B) not permitted under applicable law.

(c) The Employer shall provide quarterly reports to each Participant showing (a) the value of the Account as of the most recent calendar quarter end, (b) the deferrals and contributions credited to the Participant under Section 5.01 for such quarter and (c) the amount of any investment gain or loss.

(d) Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the deemed investments are to be used for measurement purposes only and shall not be considered or construed in any manner as an actual investment of the Participant’s Account balance in any investment option. In the event that the Employer or the trustee of any grantor trust which the Employer may choose to establish to finance some or all of its obligations hereunder, in its own discretion, decides to invest funds in any or all of such options, the Participant shall have no rights in or to such investments themselves. Without limiting the foregoing, the Participant’s Account balance shall at all times be a bookkeeping entry only and shall not represent any investment made on the Participant’s behalf by the Employer or any trust; the Participant shall at all times remain an unsecured creditor of the Employer.

5.03 Available Investment Options.

(a) For the period beginning on the Separation Date and thereafter until a new election is filed, the Participant’s Account shall be invested in the same way as the Participant’s Account was invested in the Prior Plans immediately prior to the separation transaction, except, however, that the portion of the Participant’s Account attributable to Account B in the Prior Plans which had been invested in common stock of original Marshall & Ilsley Corporation prior to the Separation Date shall be invested in (i) an amount of Metavante stock equal to the Metavante stock distributed on the Separation Date with respect to that original Marshall & Ilsley Corporation stock and (ii) the default option described in paragraph (b) below with the amount to be invested in the default option equal to the value of the shares of new Marshall & Ilsley Corporation stock issued with respect to the original Marshall & Ilsley Corporation stock on the Separation Date.

(b) Beginning January 1, 2008 and until changed by the Employer’s Board of Directors, the investment options available to Participants are (i) the Moody’s A Long-Term Corporate Bond Rate (the “default option”) adjusted annually to equal the average yield for the month of September of the previous year (ii) the total return of the Standard & Poor’s 500 Index for the applicable quarter and (iii) Common Stock. All investment elections must be in increments of 10%. If a Participant does not have an election in effect pursuant to paragraph (a) above and does not file an Investment Election, the Account shall be deemed to be invested in the default option. The Participant may change his Investment Election as of January 1 or July 1 in any Plan Year by delivering to the Employer a new Investment Election at least 15 days prior to such effective date. Upon a Change of Control, the Employer, the Administrator or any successor thereto, may not change the investment choices available to Participants hereunder without the consent of a majority of the holders of Account balances under the Plan.

ARTICLE VI

Vesting

6.01 In General. Subject to Sections 6.02 and 6.03 below and the rights of the Employer’s creditors as set forth in Section 5.02(d), the Account of a Participant, including all earnings accrued thereon, shall at all times be fully vested.

6.02 SERP Account. The portion of the SERP Account attributable to amounts contributed for years prior to 2007 shall vest once the Participant has five years of Vesting Service, but shall be forfeited if the Participant has a Separation from Service before having completed five years of Vesting Service. The portion of the SERP account attributable to amounts contributed for years after 2006 shall vest once the Participant has three years of Vesting Service, but shall be forfeited if the Participant has a Separation from Service before having completed three years of Vesting Service.

6.03 Amounts Attributable to Former Account B. If a Participant had restricted units in Account B under either or both of the Prior Plans:

(a) The Participant shall be fully vested in the portion of his Account attributable to a restricted unit agreement entered into prior to calendar year 2004.

(b) The portion of his Account attributable to a restricted unit agreement entered into in 2004 shall vest on October 27, 2007 if he has not had a Separation from Service prior to that date.

(c) The portion of such Account attributable to a restricted unit agreement entered into in 2005 shall vest on October 28, 2008 if he has not had a Separation from Service prior to that date.

(d) With respect to the portion of his Account attributable to a restricted stock unit agreement entered into in 2006, one third shall vest on October 30, 2009, one third shall vest on October 30, 2010 and one third shall vest on October 30, 2011 if he has not had a Separation from Service prior to such dates.

ARTICLE VII

Manner and Timing of Distribution

7.01 Payment of Benefits. After a Participant’s Separation from Service the vested balance of the Participant’s Account shall be paid to the Participant (or in the event of the Participant’s death, to the Participant’s Beneficiary) on the Participant’s Distribution Date. Payment shall be made in a Single Sum or Installments as specified in the Participant’s Distribution Election pursuant to Section 7.02:

(a) Single Sum. A single sum cash distribution of the value of the vested balance of the Account shall be paid on the Distribution Date.

(b) Installments.

(i) The value of the vested balance of the Account shall be paid in annual cash installments with the first of such installments to be paid on the Distribution Date and with subsequent installments paid on anniversaries of the Distribution Date. Annual installments shall be paid over the number of years selected by the Participant in the Distribution Election made pursuant to Section 7.02, which number must be either 5, 10 or 15. The earnings (or losses) provided for in Article V shall continue to accrue on the balance remaining in the Account during the period of installment payments. Each annual installment shall be calculated by multiplying the value of the Account by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due the Participant. By way of example, if the Participant elects a 10 year annual installment method, the first payment shall be one-tenth (1/10) of the Account balance, the following year, the payment shall be one-ninth (1/9) of the Account balance, etc. Installment Distributions from the Participant’s Account shall be taken on a pro rata basis from the amounts held by his Account in each investment option which he has elected.

(ii) Notwithstanding any other provision hereof to the contrary, if the Participant’s Distribution Date occurs as a result of Separation from Service either (A) prior to age 55, (B) after age 55 due to death or Disability or (C) before he has attained at least age 55 and his age and years of Vesting Service total at least age 65, then, notwithstanding the fact that the Participant may have elected installment distributions with a 10 or 15 year installment period, the installment period will instead be 5 years.

7.02 Distribution Election.

(a) An individual who first becomes a Participant at the beginning of a Plan Year shall, prior to his date of participation, complete a Distribution Election specifying the form of payment applicable to such Participant’s Account under the Plan. Absent an election by such Participant by the effective date of participation, the Participant shall be deemed to have elected payment in the five (5) annual installment payment form. An individual who first becomes a Participant other than on the first day of a Plan Year shall, no later than 30 days after the effective date of participation, complete a Distribution Election specifying the form of payment applicable to such Participant’s Account. In the event such a Participant does not make an election within such 30 day period, the Participant shall be deemed to have elected the five (5) annual installment payment form. Notwithstanding the preceding two sentences, if such Participant is already a participant in any other nonqualified plan or plans of the account balance type sponsored by the Employer or one of it’s Affiliates, the most recent distribution election with respect to any one of those plans shall be the form of payment deemed elected under this Plan, regardless of whether the individual elects or is deemed to have elected a different form of payment during that initial 30 day period, and the Distribution Date shall be the same distribution date which would apply under that other plan.

(b) Once a Participant files a Distribution Election, it shall apply to deferrals and contributions credited before a new Distribution Election is effective for Plan Years after the new Distribution Election is filed. A Participant may have multiple Distribution Elections in effect. For example, an individual who is an Active Participant in the Plan for ten Plan Years who files a new Distribution Election prior to the beginning of each Plan Year will have ten Distribution Elections in effect—one for each Plan Year he is an Active Participant. An individual who is an Active Participant for ten Plan Years who files only one Distribution Election at the commencement of Plan participation will have one Distribution Election governing all of the deferrals and contributions credited to his Account for the ten Plan Years he is an Active Participant.

(c) A Participant may change an existing Distribution Election for deferrals and contributions which have already been credited, by completing and filing a change of Distribution Election.

(d) Notwithstanding the foregoing paragraph (c), a Distribution Election changing the Participant’s form of payment specified in a previously existing Distribution Election shall not be effective if the Participant has a Separation from Service within twelve months after the date on which the election change is filed with the Employer. Any change in payment method must have the effect of delaying the commencement of payment to a date which is at least five (5) years after the initially scheduled commencement date of payment previously in effect.

(e) For purposes of compliance with Code Section 409A, a series of installment payments is designated as a single payment rather than a right to a series of separate payments. Therefore, a Participant who has elected (or is deemed to have elected) any option under Section 7.01 may substitute any other option available under Section 7.01 for the option originally selected as long as the one-year and five-year rules described in paragraph (d) are satisfied.

(f) The five-year delay rule described in paragraph (d) above does not apply if the revised payment method applies only upon the Participant’s death or Disability.

(g) Notwithstanding paragraph (a) above, an individual who first becomes a Participant in this Plan by becoming a Group B Participant shall have until 30 days after the end of the first Plan Year for which an amount is credited to his Account to complete a Distribution Election specifying the form of payment applicable to the Participant’s Account under the Plan. Absent an actual election by such Participant by such date, the Participant shall be deemed to have elected payment in the five (5) year annual installment form. If such Participant is already a Participant in any other non-qualified plan or plans sponsored by the Employer of the account balance type, the most recent distribution election with respect to any one of those plans shall be the payment form deemed elected under this Plan regardless of whether the individual elects a different payment form during the above specified 30 day period and the Distribution Date shall be the same distribution date which would apply under that other Plan.

(h) The distribution election (or elections if different elections were made for amounts deferred or credited for different years) in effect under the Prior Plans for a Participant shall continue to govern the portion of his Account which is his Pre-2008 Account. For amounts credited or deferred for years after 2007 for an individual who was a Participant in the Prior Plans and who does not make a new Distribution Election under this Plan on or before December 31, 2007 pursuant to paragraph (i) below, the distribution of the portion of his Account herein which is not his Pre-2008 Account shall be governed by his most recent election made for distribution from Account A (the account denominated in cash) in the Marshall & Ilsley Corporation 2005 Executive Deferred Compensation Plan or, if none, his most recent election with respect to Account A under the Marshall & Ilsley Corporation Amended and Restated Executive Deferred Compensation Plan (except that any election of installment distributions over a 5, 10, or 15 year period shall be annual installment distributions over the same period and the commencement date shall be the Distribution Date specified herein).

(i) Notwithstanding the usual rules regarding Distribution Elections set forth in Section 7.01 and this Section 7.02, a Participant may make an election on or before December 31, 2007 as to distribution of his Account from among the choices described at Section 7.01 hereof without complying with the rules described in the foregoing provisions of this Section 7.02 as long as the effect of the election is not to accelerate payments into 2007 or to defer payments which would otherwise have been made in 2007. Such Distribution Election shall become effective after the last day upon which it is permitted to be made. Such election shall be applicable to the Participant’s Pre-2008 Account or to the Participant’s entire Account, whichever he elects. However, in order to subsequently change such special election after December 31, 2007, the requirements in paragraphs (b) through (f) of this Section this 7.02 must be satisfied.

7.03 In-Service Payment Election.

(a) Each Participant with a Pre-2008 Account balance may elect an In-Service Payment Date with respect to his vested interest in that Pre-2008 Account balance. Such election must be made on or before December 31, 2007. The payment options available are the same options described in Section 7.01 (but ignoring Section 7.01(b)(ii)).

(b) A Participant may have different Distribution Elections in effect with respect to amounts deferred or credited for different years and, further, with respect to amounts which are deferred or credited in the same year but vest in a later year or years. Notwithstanding the election of an earlier In-Service Payment Date, an amount subject to an In-Service payment election which is not vested shall have as its In-Service Payment Date the date upon which the Participant vests in such amount.

(c) If the Participant’s In-Service Payment Date with respect to any portion of such Pre-2008 Account occurs before the Participant’s Separation from Service, then the Distribution Date with respect to such portion of the Pre-2008 Account shall be the Participant’s specified In-Service Payment Date. If the Participant incurs a Separation from Service before the In-Service Payment Date with respect to any portion of such Pre-2008 Account, then the Participant’s election of an In-Service Payment Date shall be inapplicable to such portion.

(d) A Participant shall be required to make a separate Distribution Election as to the form of payment to be made following an applicable In-Service Payment Date as compared to the form of payment to be applicable to distribution due to Separation from Service.

(e) After 2007 a Participant may change the form of payment applicable in connection with an In-Service Payment Date and/or elect a later In-Service Payment Date by completing and filing a new Distribution Election with the Employer.

(f) Notwithstanding the foregoing paragraph (e): (i) a Distribution Election changing a Participant’s form of payment following an In-Service Payment Date or changing a previously elected In-Service Payment Date shall not be effective unless filed at least one year in advance of the originally applicable In-Service Payment Date; (ii) any change in the In-Service Payment Date must have the effect of delaying the In-Service payment Date to a date which is at least 5 years after the In-Service Payment Date previously in effect; and (iii) any change in the payment method must have the effect of delaying the commencement of payments to a date which is at least 5 years after the In-Service Payment Date previously in effect.

(g) If a Participant has a Separation from Service before any installment payments elected under this Section 7.03 have been completed, distribution of the Pre-2008 Account under this Section 7.03 shall continue as if such Separation from Service had not taken place. Distribution of the remaining portion of his Account (excluding the Pre-2008 Account) due to Separation from Service shall be made pursuant to the Participant’s Distribution Election applicable to distribution due to Separation from Service.

7.04 Upon Death.

(a) Upon a Participant’s death, any balance remaining in his Accounts shall be paid by the Employer in accordance with his Distribution Election(s) except that such payments shall be made to the Beneficiary or Beneficiaries specified by the Participant or, if none, to his surviving spouse or, if none, to his estate. Each Participant may designate a Beneficiary or Beneficiaries to receive the unpaid balance of his Accounts upon his death and may revoke or modify such designation at any time and from time to time by submitting a beneficiary designation to the Administrator.

(b) If a Participant designates multiple Beneficiaries as either primary or contingent Beneficiaries, and one of the contingent Beneficiaries has predeceased the Participant, the deceased Beneficiary’s share shall go to the Beneficiary’s estate. For example, if a Participant designates his spouse as the sole primary beneficiary and his three children as equal contingent beneficiaries, and if the spouse and one child predecease the Participant, the two children would each get one-third of the distributions from the Accounts and the predeceased child’s one-third share would go to his estate. The spouse’s estate would be entitled to nothing.

(c) If a Beneficiary survives a Participant but dies prior to receipt of the entire amount in the Account due him, the Employer shall make payments to the Estate of the Beneficiary in accordance with the Distribution Election. For example, if the Participant’s spouse is his primary Beneficiary and his three children are his contingent Beneficiaries, and if the spouse survives the Participant such that she is receiving distributions pursuant to the terms of this Plan, but dies prior to the receipt of all distributions to which she is entitled, any remaining distributions shall be paid to the spouse’s estate and not to the contingent beneficiaries.

7.05 Unforeseeable Emergencies. A partial or total distribution of the Participant’s Account shall be made prior to the otherwise applicable Distribution Date upon the Participant’s request and a demonstration by the Participant of severe financial hardship as a result of an Unforeseeable Emergency. Such distribution shall be made in a single sum as soon as administratively practicable following the Administrator’s determination that the foregoing requirements have been met. In any case, a distribution due to Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under Article IV. Distributions because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available because of cancellation of a deferral election under Article IV upon a payment due to an Unforeseeable Emergency. The payment may be made from any arrangement in which the Participant participates that provides for payment upon an Unforeseeable Emergency, provided that the arrangement under which the payment was made must be designated at the time of payment.

7.06 Upon a Change of Control. Notwithstanding anything to the contrary contained herein (except Section 7.07(a)) or in the Distribution Elections, a Participant’s Account shall be distributed in a lump sum after the Participant’s Separation from Service, but only if such Separation from Service occurs when, or within a year after, a Change of Control (which is also a “change of control” within the meaning of Code Section 409A and regulations thereunder) takes place. Such distribution shall be made on the first day of the seventh month after Separation from Service, unless the Separation from Service is due to death or Disability, in which event the Distribution shall be made no later than forty-five days after Separation from Service.

7.07 Delayed Distributions.

(a) A payment otherwise required to be made pursuant to the provisions of this Article VII shall be delayed if the Employer reasonably anticipates that the Employer’s deduction with respect to such payment would be limited or eliminated by application of Code Section 162(m); provided, however that such payment shall be made on the earliest date on which the Employer anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m). In any event, such payment shall be made no later than the last day of the calendar year in which the Participant has a Separation from Service or, in the case of a Specified Employee (within the meaning of Code Section 409A and regulations thereunder), the last day of the calendar year in which occurs the six (6) month anniversary of such Separation from Service.

(b) A payment otherwise required under Sections 7.01 through 7.05 shall be delayed if the Employer reasonably determines that the making of the payment will jeopardize the ability of the Employer to continue as a going concern; provided, however, that payments shall be made on the earliest date on which the Employer reasonably determines that the making of the payment will not jeopardize the ability of the Employer to continue as a going concern.

(c) A payment otherwise required under Sections 7.01 through 7.05 shall be delayed if the Employer reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided, however, that payments shall nevertheless be made on the earliest date on which the Employer reasonably anticipates that the making of the payment will not cause such violation. (The making of a payment that would cause inclusion in gross income or the applicability of any penalty provision or other provision of the Code is not treated as a violation of applicable law.)

(d) A payment otherwise required under Sections 7.01 through 7.05 shall be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

7.08 Inclusion in Income Under Section 409A.

Notwithstanding any other provision of this Article VII, in the event this Plan fails to satisfy the requirements of Code Section 409A and regulations thereunder with respect to any Participant, there shall be distributed to such Participant as promptly as possible after the Administrator becomes aware of such fact of noncompliance such portion of the Participant’s Account balance hereunder as is included in income as a result of the failure to comply, but no more.

7.09 Domestic Relations Order.

Notwithstanding any other provision of this Article VII, payments shall be made from an account of a Participant in this Plan to such individual or individuals (other than the Participant) and at such times as are necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)).

7.10 De Minimis Amounts.

Notwithstanding any other provision of this Article VII, a Participant’s entire Account balance under this Plan and all other nonqualified deferred compensation plans of the account balance type sponsored by the Employer and its affiliates shall automatically be distributed to the Participant on or before the later of December 31 of the calendar year in which occurs the Participant’s Separation from Service or the 15th day of the third month following the Participant’s Separation from Service if the total amount in such Account balance at the time of distribution, when aggregated with all other amounts payable to the Participant under all arrangements benefiting the Participant described in Section 1.409A-1(c) or any successor thereto, does not exceed the amount described in Code Section 402(g)(1)(B). The foregoing lump sum payment shall be made automatically and any other distribution elections otherwise applicable with respect to the individual in the absence of this provision shall not apply.

7.11 Participants in Pay Status on the Separation Date.

Notwithstanding Sections 7.01, 7.02, 7.03 or 7.04, the Accounts of Participants already in pay status on the Separation Date shall continue to be distributed under the distribution method then in effect.

ARTICLE VIII

Administration of the Plan

8.01 Administrator. The Committee shall serve as Administrator. The Committee shall act by a majority of its members at the time in office. The Committee may authorize any one or more of its members to execute any document or documents on behalf of the Administrator. No Committee member shall vote or decide upon any matter relating solely to himself or solely to any of his rights or benefits pursuant to the Plan.

8.02 Powers and Duties. The Administrator shall administer the Plan in accordance with its terms. The Administrator shall have full and complete authority and control with respect to Plan operations and administration unless the Administrator allocates and delegates such authority or control pursuant to the procedures set forth below. Any decisions of the Administrator or its delegate shall be final and binding upon all persons dealing with the Plan or claiming any benefit under the Plan. The Administrator shall have all powers which are necessary to manage and control Plan operations and administration including, but not limited to, the following:

(a) To employ such accountants, counsel or other persons as it deems necessary or desirable in connection with Plan administration. The Employer shall bear the costs of such services and other administrative expenses.

(b) To designate in writing persons other than the Administrator to perform any of its powers and duties hereunder.

(c) The discretionary authority to construe and interpret the Plan, including the power to construe disputed provisions.

(d) To resolve all questions arising in the administration, interpretation and application of the Plan including, but not limited to, questions as to the eligibility or the right of any person to a benefit.

(e) To adopt such rules, regulations, forms and procedures from time to time as it deems advisable and appropriate in the proper administration of the Plan.

(f) To prescribe procedures to be followed by any person in applying for distributions pursuant to the Plan and to designate the forms or documents, evidence and such other information as the Administrator may reasonably deem necessary, desirable or convenient to support an application for such distribution.

8.03 Records and Notices. The Administrator shall maintain all books of accounts, records and other data as may be necessary for proper plan administration.

8.04 Compensation and Expenses. The expenses incurred by the Administrator in the proper administration of the Plan shall be paid by the Employer. An Administrator who is an Employee shall not receive any additional fee or compensation for services rendered as an Administrator.

8.05 Limitation of Authority. The Administrator shall not add to, subtract from or modify any of the terms of the Plan, change or add to any benefits prescribed by the Plan, or waive or fail to apply any Plan requirement for benefit eligibility.

ARTICLE IX

Claims Procedure

9.01 Claims. If the Participant or the Participant’s beneficiary (hereinafter referred to as “claimant”) believes he is being denied any benefit to which he is entitled under this Plan for any reason, he may file a written claim with the member of the Committee designated as the claims administrator. The claimant may designate an authorized representative to act on his behalf in connection with his claim.

9.02 Timing of Notification of Claim Determination. The claims administrator shall review the claim and notify the claimant of its decision with respect to his claim within a reasonable period of time, but not later than 90 days after receipt of the claim by the claims administrator, unless the claims administrator determines that special circumstances require an extension of time for processing the claim. If the claims administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial 90-day period. In no event will the extension exceed a period of 90 days from the end of the initial 90-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the claims administrator expects to render the claim determination.

9.03 Manner and Content of Notification of Claim Determination. The claims administrator will provide the claimant with written or electronic notification of any adverse claim determination. The notification will set forth:

(a)	The specific reason or reasons for the adverse determination;

(b)	Reference to the specific plan provisions on which the determination is based;

(c)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	A description of the plan’s claim appeal procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) following an adverse claim determination on appeal.

9.04 Appeal Procedure. A claimant is entitled to request the entire Committee to review any denial by written request to the Committee within 60 days of receipt of the denial. Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. In connection with the claimant’s appeal the claimant may submit written comments, documents, records and other information relating to the claimant’s claim. Upon request the claimant will be provided, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The Committee’s decision regarding the claimant’s appeal will take into account all comments, documents, records and other information the claimant submits relating to the claimant’s claim, without regard to whether such information was submitted or considered in the initial claim determination.

9.05 Timing of Notification of Claim Determination on Appeal. The Committee will notify the claimant of its determination of the claimant’s claim on appeal within a reasonable period of time, but not later than 60 days after receipt of the claimant’s request for review by the Committee unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time for processing is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial 60-day period. In no event will the extension exceed a period of 60 days from the end of the initial 60-day period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the determination on review.

9.06 Manner and Content of Notification of Claim Determination on Appeal. The Committee will provide the claimant with written or electronic notification of its determination with respect to the claimant’s appeal. In the case of an adverse claim determination on appeal, the notification will set forth:

(a)	The specific reason or reasons for the adverse determination;

(b)	Reference to the specific plan provisions on which the determination is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.

(d)	A statement of the claimant’s right to bring an action under section 502(a) of ERISA.

9.07 Committee Discretion. The Committee has full and complete discretionary authority to determine eligibility for benefits, to construe the terms of the Plan and to decide any matter presented through the claims review procedure. Any final determination by the Committee (or the claims administrator with respect to a claim not appealed) shall be binding on all parties and afforded the maximum deference allowed by law. If challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious upon the evidence considered by the Committee (or the claims administrator with respect to a claim not appealed) at the time of such determination.

9.08 Disability. If a determination of Disability becomes necessary and if such determination is considered to be with respect to a claim for benefits based on disability for purposes of 29 CFR Section 2560.503-1, then the Committee shall adopt and administer a special procedure for considering such disability claims meeting the requirements of 29 CFR Section 2560.503-1 for disability benefit claims.

ARTICLE X

General Provisions

10.01 Assignment and Rights of Participant. No Participant or Beneficiary may sell, assign, transfer encumber or otherwise dispose of the right to receive payments hereunder. A Participant’s rights to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of a Participant or a Beneficiary. No Participant or any other person shall have any interest in any fund or in any specific asset or assets of the Employer by reason of any amounts credited to any Account hereunder, nor any right to exercise any of the rights or privileges of a stockholder with respect to any securities hypothetically credited to a Participant’s Account under the Plan, nor any right to receive any distributions under the Plan except as and to the extent expressly provided in the Plan.

10.02 Employment Not Guaranteed by Plan. The establishment of this Plan and the designation of an Employee as a Participant, shall not give any Participant the right to continued Employment or limit the right of the Employer to dismiss or impose penalties upon the Participant or modify the terms of Employment of any Participant. Nor does the participation in this Plan guarantee the Participant the right to receive any specific amount of compensation or bonus, such amount being determined solely under such applicable compensation or bonus arrangement as established by the Employer.

10.03 Notice. Any and all notices, designations or reports provided for herein shall be in writing and delivered personally or by certified mail, return receipt requested, addressed, in the case of the Employer to the Corporate Secretary at 4900 West Brown Deer Road, Milwaukee, Wisconsin 53223-2422 and, in the case of a Participant or Beneficiary, to his home address as shown on the records of the Employer. The addresses referenced herein may be changed by a notice delivered in accordance with the requirement of this Section 10.03.

10.04 Limitation on Liability. In no event shall the Employer, Administrator or any employee, officer or director of the Employer incur any liability for any act or failure to act unless such act or failure to act constitutes a lack of good faith, willful misconduct or gross negligence with respect to the Plan or the trust established in connection with the Plan.

10.05 Indemnification. The Employer shall indemnify the Administrator and any employee, officer or director of the Employer against all liabilities arising by reason of any act or failure to act unless such act or failure to act is due to such person’s own gross negligence or willful misconduct or lack of good faith in the performance of his duties to the Plan or the trust established pursuant to the Plan. Such indemnification shall include, but not be limited to, expenses reasonably incurred in the defense of any claim, including reasonable attorney and legal fees, and amounts paid in any settlement or compromise; provided, however, that indemnification shall not occur to the extent that it is not permitted by applicable law. Indemnification shall not be deemed the exclusive remedy of any person entitled to indemnification pursuant to this section. The indemnification provided hereunder shall continue as to a person who has ceased acting as a director, officer, member, agent or employee of the Administrator or as an officer, director or employee of the Employer and such person’s rights shall inure to the benefit of his heirs and representatives.

10.06 Headings. All articles and section headings in this Plan are intended merely for convenience and shall in no way be deemed to modify or supplement the actual terms and provisions stated thereunder.

10.07 Severability. Any provision of this Plan prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof. The illegal or invalid provisions shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provisions had never been inserted in this Plan.

10.08 Status of Plan Under ERISA. The Plan is intended to be an unfunded plan maintained by the Employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Section 201(2), Section 301(a)(3), Section 401(a)(1) and Section 4021(b)(6) of the Employee Retirement Income Security Act of 1974, as amended.

10.09 Impact on Other Plans No amounts credited to any Participant under this Plan and no amounts paid from this Plan will be taken into account as “wages”, “salary”, “base pay” or any other type of compensation when determining the amount of any payment or allocation, or for any other purpose, under any other qualified or nonqualified pension or profit sharing plan of the Employer, except as otherwise may be specifically provided by such plan.

10.10 Evidence Conclusive. The Employer, the Committee and any person or persons involved in the administration of the Plan shall be entitled to rely upon any certification, statement, or representation made or evidence furnished by any person with respect to any facts required to be determined under any of the provisions of the Plan, and shall not be liable on account of the payment of any monies or the doing of any act or failure to act in reliance thereon. Any such certification, statement, representation, or evidence, upon being duly made or furnished, shall be conclusively binding upon the person furnishing it but not upon the Employer, the Committee or any other person involved in the administration of the Plan. Nothing herein contained shall be construed to prevent any of such parties from contesting any such certification, statement, representation, or evidence or to relieve any person from the duty of submitting satisfactory proof of any fact.

10.11 Governing Law. This Plan shall be construed in accordance with the laws of the State of Wisconsin to the extent not preempted by the provisions of the Employee Retirement Income Security Act of 1974, as amended, or other federal law.

10.12 Construction. Words used in the masculine gender shall include the feminine and words used in the singular shall include the plural, as appropriate. The words “hereof,” “herein,” “hereunder” and other similar compounds of the word “here” shall refer to the entire Agreement, not to a particular section. All references to statutory sections shall include the section so identified as amended from time to time or any other statute of similar import.

10.13 Minor or Incompetent Payees. If a person to whom a benefit is payable is a minor or is otherwise incompetent by reason of a physical or mental disability, the Administrator may cause the payments due to such person to be made to another person for the first person’s benefit without any responsibility to see to the application of such payment. Such payments shall operate as a complete discharge of the obligations to such person under the Plan.

10.14 Withholding. The Employer shall comply with all applicable tax and governmental withholding requirements. To the extent required by law, the Employer shall withhold any taxes required to be withheld by the federal or any state or local government from payments made hereunder or from any other amounts paid to a Participant by the Employer. If FICA taxes must be withheld in connection with amounts credited hereunder before payments are otherwise due hereunder and if there are no other wages from which to withhold them, the Employer shall pay such FICA taxes generated by such payment (and taxes under Code Section

3401 triggered thereby and additional taxes under Section 3401 attributable to pyramiding of Section 3401 wages and taxes) but no more and the Participant’s Account hereunder shall be reduced by an amount equal to the payments made by the Employer.

10.15 Cessation of Affiliation. Each Employer sponsors the Plan as to its own employees and not with respect to the employees of any other Employer which sponsors the Plan. If an Employer which sponsors the Plan ceases to be affiliated with the other Employers which sponsor the Plan, then that Employer shall continue to maintain the Plan with respect to its own employees, shall adopt replacement documents which are substantively identical to this document by which to continue its obligations which had been created hereunder and, thereafter, its obligations to its employees shall be governed by such successor documents and this document shall cease to apply to that Employer and its employees.

10.16 Assignability by Employer. The Employer shall have the right to assign all of its right, title and obligation in and under this Plan upon a merger or consolidation in which the Employer is not the surviving entity or to the purchaser of substantially its entire business or assets or the business or assets pertaining to a major product line, provided such assignee or purchaser assumes and agrees to perform after the effective date of such assignment all of the terms, conditions and provisions imposed by this Plan upon the Employer. Upon such assignment, all of the rights, as well as all obligations, of the Employer under this Plan shall thereupon cease and terminate.

10.17 Unsecured Claim; Grantor Trust.

(a) The right of a Participant to receive payment hereunder shall be an unsecured claim against the general assets of the Employer, and no provisions contained herein, nor any action taken hereunder shall be construed to give any individual at any time a security interest in any asset of the Employer, of any affiliated corporation, or of the stockholders of the Employer. The liabilities of the Employer to a Participant hereunder shall be those of a debtor pursuant to such contractual obligations as are created hereunder and to the extent any person acquires a right to receive payment from the Employer hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employer.

(b) The Employer may establish a grantor trust (but shall not be required to do so) to which the Employer may in its discretion contribute (subject to the claims of the general creditors of the Employer) the amounts credited to the Account. If a grantor trust is so established, payment by the trust of the amounts due the Participant or his Beneficiary hereunder shall be considered a payment by the Employer for purposes of this Plan.

ARTICLE XI

In General

11.01 Termination and Amendment. The Board of Directors of the Employer may at any time terminate, suspend, alter or amend this Plan so long as such actions do not contravene the requirements of Section 409A of the Code. No Participant or any other person shall have any right, title, interest or claim against the Employer, its directors, officers or employees for any amounts, except that (i) the Participant shall be fully vested in his Accounts hereunder as of the date on which the Plan is terminated or suspended, (ii) no amendment shall eliminate the crediting of an investment return on the General Investment Portion prior to the complete distribution thereof without the consent of the Participant and (iii) subsequent to a Change of Control, unless a majority of the holders of Account balances agree to the contrary, the Employer or the Administrator may not alter (a) the choice of investments in the Investment Election as in effect immediately before the Change of Control or (b) the payment options contained in the Distribution Elections as in effect immediately before the Change of Control. Notwithstanding the foregoing, the Board of Directors of the Employer may make any amendment necessary in order to avoid penalties under Section 409A of the Code, even if such amendment is detrimental to Participants.

11.02 Termination Permitting Lump Sum Payment. If the Employer terminates the Plan and if the termination is of the type permitting lump sum distribution described in regulations issued by the Internal Revenue Service pursuant to Code Section 409A, then the Employer shall distribute the then existing Account balances of Participants and beneficiaries in a lump sum within the time period specified in such regulations and, following such distribution, there shall be no further obligation to any Participant or beneficiary under this Plan. However, if the termination is not of the type described in such regulations permitting lump sum distribution, then following Plan termination Participants’ Accounts shall be paid at such time and in such form as provided under Article VII of the Plan.